                                                             EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FACTORS THAT MAY AFFECT FUTURE RESULTS

Management's discussion and analysis of financial condition and results of operations contains forecast information items that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These include statements with respect to deregulation activities and movements toward competition in states served by Allegheny Energy, Inc. (the Company) and results of operations. All such forward-looking information is necessarily only estimated. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations.

Factors that could cause actual results to differ materially include, among other matters, electric utility restructuring, including ongoing state and federal activities; developments in the legislative, regulatory, and competitive environments in which the Company operates, including regulatory proceedings affecting rates charged by the Company's subsidiaries; environmental, legislative, and regulatory changes; future economic conditions; earnings retention and dividend payout policies; the Company's ability to compete in unregulated energy markets; and other circumstances that could affect anticipated revenues and costs such as significant volatility in the market price of wholesale power and fuel for electric generation, unscheduled maintenance or repair requirements, weather, and compliance with laws and regulations.

Business Strategy Generation of electricity will continue to be a core component of the Company's business. The Company's goal is to grow generation through building and buying generating facilities. The energy delivery (wires and pipes) business will also continue to be an important part of the Company's business which the Company plans to expand. Existing nonutility businesses, primarily telecommunications, that are closely tied to our core business will continue to be developed.

The Company's settlement agreement in Pennsylvania permitted West Penn Power Company (West Penn) to transfer 3,778 megawatts (MW) of generating capacity at net book value to a new, unregulated, wholly owned subsidiary of the Company. The recent settlement in Maryland will allow about 1,300 MW of additional generating capacity to be transferred at net book value in 2000. The Company is seeking to transfer the remaining generating assets in Ohio, Virginia, and West Virginia to its unregulated subsidiary at book value in deregulation proceedings in these jurisdictions. The unregulated electric supply is being sold in both the wholesale and retail competitive marketplaces, allowing greater earnings growth potential, subject to market risk, while allowing us to capitalize on the Company's strengths in the generation business.

SIGNIFICANT EVENTS IN 1999, 1998, AND 1997

Maryland Deregulation On September 23, 1999, a settlement agreement between The Potomac Edison Company (Potomac Edison), the Staff of the Maryland Public Service Commission (Maryland PSC), and other parties working to implement customer choice and deregulation of electric generation for Potomac Edison in Maryland was filed with the Maryland PSC. On December 23, 1999, the Maryland PSC approved the settlement agreement, which provides nearly all of Potomac Edison's 211,000 Maryland customers with the ability to choose an electric generation supplier starting July 1, 2000.

As a result of the Maryland settlement agreement, Potomac Edison discontinued the application of the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," for the electric generation portion of its Maryland operations and has adopted SFAS No. 101, "Accounting for the Discontinuation of Application of FASB Statement No. 71." Accordingly, Potomac Edison recorded an extraordinary charge of $26.9 million ($17.0 million after taxes) during the fourth quarter of 1999. This write-off reflects the impairment of certain electric generation assets as determined by applying SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the write-off of generation-related net regulatory assets. See Notes B and C to the consolidated financial statements for details of the settlement agreement and other information about the deregulation process.

See Electric Energy Competition on page 38 for more information regarding restructuring in Maryland.

Pennsylvania Deregulation On November 19, 1998, the Pennsylvania Public Utility Commission (Pennsylvania PUC) approved a settlement agreement between West Penn-the Company's Pennsylvania electric utility subsidiary-and parties to West Penn's restructuring proceedings related to legislation in Pennsylvania to provide customer choice of electric suppliers and deregulate electricity generation.

As a result of the May 29, 1998, Pennsylvania PUC order and as revised by the November 19, 1998, settlement agreement, West Penn determined in 1998 that, under the provisions of SFAS No. 101, an extraordinary charge of $466.9 million ($275.4 million after taxes) was required to reflect a write-off of certain disallowances. Charges of $40.3 million ($23.7 million after taxes) related to the West Penn revenue refund and energy program payments were also recorded in 1998.

Under the terms of the Pennsylvania settlement agreement, two-thirds of West Penn's customers were permitted to choose an alternate generation supplier beginning in January 1999.

All West Penn customers were permitted to do so beginning in January 2000. They were able to remain as West Penn customers at West Penn's capped generation rates or to alternate back and forth. Under the law, all electric utilities, including West Penn, retain the responsibility of electricity provider of last resort to all customers in their respective franchise territories who do not choose an alternate supplier. See Notes B and C to the consolidated financial statements for details of the settlement agreement and other information about the deregulation process.

See Electric Energy Competition on page 38 for more information regarding the restructuring in Pennsylvania.

Nonutility Sales of Electricity Since 1997, the Company has been marketing electric energy to customers in deregulated markets. During 1999, the Company's energy supply business sold 2,912,273 megawatt-hours (MWh) of electricity to customers in deregulated retail markets and 21,374,732 MWh to customers in deregulated wholesale markets. During 1999, West Penn's former generation customers purchased 2,522,611 MWh of electricity from alternative energy suppliers as a result of customer choice in Pennsylvania.

Unregulated Generating Subsidiary During 1999, the Company obtained the necessary regulatory approvals to form an unregulated generating subsidiary, Allegheny Energy Supply Company, LLC (Allegheny Energy Supply). During the fourth quarter of 1999, West Penn transferred its deregulated generating capacity, which totaled 3,778 MW, to Allegheny Energy Supply at book value as allowed by the final settlement in West Penn's Pennsylvania restructuring case. In addition, Allegheny Energy Supply purchased from AYP Energy, Inc. (AYP Energy) its 276 MW of merchant capacity at Fort Martin Unit No. 1.

Recapitalization In 1999, the Company completed the following steps in its recapitalization process for West Penn concurrent with the implementation of deregulation of electric generation in Pennsylvania:

* $600 million of transition bonds were issued in November 1999;

* $525 million of first mortgage bonds were called or redeemed during the year;

* $79.7 million of preferred stock was called or redeemed

in July 1999; and

* West Penn revised its Articles of Incorporation to provide greater financial flexibility.

During 1999, West Penn reacquired all of its outstanding first mortgage bonds. As a result, the Company incurred an extraordinary charge of $17.0 million ($10.0 million after taxes) during the fourth quarter of 1999. The extraordinary charge was the result of premiums paid to reacquire the first mortgage bonds as compared to the carrying value of the bonds.

In addition, the Company repurchased 12 million shares of its outstanding common stock for $398.4 million, and Potomac Edison also called $16.4 million of preferred stock. Potomac Edison also plans to revise its Articles of Incorporation to provide greater financial flexibility.

Additional Generation In 1999, the Company installed two 44-MW simple-cycle gas combustion turbines in Springdale Borough in Allegheny County, Pennsylvania, at a cost of approximately $46 million. These units are unregulated merchant plants and became operational at the end of 1999. Both run on either No. 2 diesel oil or natural gas. As part of the installation, existing gas lines were upgraded and 500,000 gallons of oil storage capacity will be built. Transmission facilities at the site and the nearby interconnections were also upgraded. The generation output is being sold into the competitive power markets in the eastern United States. These combustion turbines will be transferred to Allegheny Energy Supply in the first quarter of 2000 or as soon thereafter that the necessary regulatory approval can be obtained from the Securities and Exchange Commission (SEC).

Allegheny Energy Supply is purchasing additional combustion turbines that will add 220 MW to our fleet in 2000 at a cost of approximately $120 million. Also, Allegheny Energy Supply is building a 540-MW combined-cycle generating plant at Springdale, Pennsylvania, at a cost of $235 million. The new facility will include two gas-fired combustion turbines and a steam turbine. All are expected to be operational and providing power for sale into competitive markets in 2003.

Another new project is the anticipated development of a 100-MW generation project in Warren County in northwestern Pennsylvania. A memorandum of understanding was signed with Foster Wheeler Power Systems, Inc. (Foster Wheeler) and United Refining Company (United Refining). The project will include an upgrade by Foster Wheeler to United Refining's facility in the city of Warren, Pennsylvania, with the installation of a petroleum coker and associated equipment.

The generation project, if it is developed as planned, will be co-owned by Allegheny Energy Supply, Foster Wheeler, and United Refining. It will incorporate circulating fluidized-bed technology and use waste by-products from the petroleum coking process in the production of electricity for the refinery and for sale in the open market. Excess capacity from the generation will be marketed by Allegheny Energy Supply, and steam produced by the project will be used by the refinery. Construction expenditures for the entire project are estimated at up to $300 million, of which Allegheny Energy Supply's share is estimated at up to $100 million based on the participation of all three potential co-owners or up to $150 million if one of the other potential co-owners elects not to participate. Construction is anticipated to begin in early 2001. The memorandum of understanding to develop the facility has been signed by all the parties, but a satisfactory feasibility study, acceptable financing terms and conditions, permitting, and execution of definitive project agreements are necessary before construction can begin.

Acquisitions In December 1999, Monongahela Power Company (Monongahela Power), one of the Company's West Virginia subsidiaries, purchased from UtiliCorp United Inc. headquartered in Kansas City, Missouri, the assets of West Virginia Power, an electric and natural gas distribution company located adjacent to Monongahela Power's service territory in southern West Virginia, for approximately $95 million. As part of the transaction, Monongahela Power signed a 20-year option agreement with UtiliCorp United's subsidiary, Aquila Energy, for gas supply to Monongahela Power. Electricity is being supplied under an existing contract with American Electric Power until December 31, 2001, and thereafter will be supplied from the existing generation of the Company or from the market. Consumers will benefit from a six-year freeze of natural gas base rates and a three-year freeze of electric rates, with a reduction in electric rates in 2003 to rates now offered by Monongahela Power. The acquisition included 26,000 electric and 24,000 natural gas customers, 1,989 miles of electric distribution lines, 670 miles of gas pipelines, and 1,360 square miles of electric and 500 square miles of gas service territory. West Virginia Power has approximately 120 employees.

In conjunction with the acquisition of West Virginia Power's assets, the Company purchased for $2.1 million the assets of a heating, ventilation, and air conditioning business with approximately 10,000 customers and 52 employees.

In December 1999, Allegheny Communications Connect, Inc., the telecommunications subsidiary of Allegheny Ventures, Inc., purchased for $3.1 million approximately 10% of Genosys Technology Management Inc., a recently formed network operation center services company. The new enterprise will enable the Company to provide value-added services, such as around-the-clock network monitoring and maintenance services, to customers of its growing fiber optic network.

Monongahela Power also plans to purchase Mountaineer Gas Company, a natural gas sales, transportation, and distribution company serving southern West Virginia and the northern and eastern panhandles of West Virginia, from Energy Corporation of America for $323 million (which includes the assumption of approximately $100 million in existing debt). The planned acquisition also includes the assets of Mountaineer Gas Services, which operates natural gas-producing properties, natural gas-gathering facilities, and intrastate transmission pipelines. Mountaineer Gas has 490 employees, approximately 200,000 residential, commercial, and industrial gas customers, 3,926 miles of gas pipeline, and 11.7 billion cubic feet of gas storage. The completion of the transaction is conditioned upon, among other things, the approvals of the Public Service Commission of West Virginia (W.Va. PSC) and the SEC. The companies anticipate that regulatory approval could be received by mid-2000.

PURPA Power Project Terminations On August 26, 1997, and December 3, 1997, West Penn announced that it had negotiated agreements to buy out and settle disputes with developers of proposed power plants (the Milesburg and Washington Power projects) for $15 million and $48 million, respectively, reducing costs over the proposed 30- and 33-year lives of the projects by an estimated $1.4 billion. The disputed projects were being developed under the Public Utility Regulatory Policies Act of 1978 (PURPA) and would have required West Penn to buy 43 MW and 80 MW of capacity and energy, respectively, over the lives of the projects at prices well above current market price estimates. In 1999, the Company settled for $5 million litigation by another developer alleging failure by the Company to comply with PURPA regulations.

Articles of Incorporation As a result of the passage of Maryland legislation affecting corporate governance of companies incorporated in the state, the Board of Directors by resolution in July 1999 amended the Company's Articles of Incorporation. The Board resolution adopted a provision creating three classes of directors of nearly even size, with the term of each director continuing for the full initial term of the class to which he or she is designated; a provision that directors cannot be removed from the Board except by a two-thirds vote of all votes entitled to be cast by shareholders in an election of directors; that vacancies may be filled only by the Board and for the full remainder of the term; and that the number of directors may be fixed only by the Board.

Proposed Merger with DQE, Inc. See Note D to the consolidated financial statements for information about the proposed merger with DQE, Inc.

Electric Industry Restructuring See Electric Energy Competition on page 38 for ongoing information regarding electric industry restructuring.


REVIEW OF OPERATIONS
Earnings Summary

                                                               Basic and Diluted
                                                                 Earnings Per
                                          Earnings               Average Share
--------------------------------------------------------------------------------
(Millions of dollars
except per share data)        1999     1998     1997     1999     1998     1997
--------------------------------------------------------------------------------
Operations:
  Utility                    $236.5  $ 283.3   $295.7    $2.03   $ 2.32    $2.42
  Nonutility                   48.9    (20.3)   (14.4)     .42     (.17)   (.12)
--------------------------------------------------------------------------------

Consolidated income           285.4    263.0    281.3     2.45     2.15    2.30
before extraordinary
charges
Extraordinary charges,        (27.0)  (275.4)             (.23)   (2.25)
net (Notes B, C, and F to
consolidated financial statements)
-------------------------------------------------------------------------------
Consolidated net income
  (loss)                     $258.4  $ (12.4)  $281.3    $2.22   $ (.10)  $2.30
--------------------------------------------------------------------------------




The decrease in 1999 earnings from utility operations, before extraordinary charges, reflects the deregulation of two-thirds of West Penn's electric generation effective January 1, 1999, as approved by the Pennsylvania PUC's restructuring order for West Penn. Accordingly, the operating results for these assets are classified as nonutility in 1999. The 1999 utility operations also reflect higher operation and maintenance expenses, including the write-off of $19.7 million of merger-related costs and $16.2 million of costs from a long dormant pumped-storage generation project. The decrease in 1998 earnings from utility operations, before extraordinary charges, reflects $23.7 million of costs, after taxes, related to the Pennsylvania restructuring settlement.

In 1999, earnings from nonutility operations, before extraordinary charges, increased consolidated net income by $48.9 million, an increase of $69.2 million over 1998's loss. This increase in nonutility earnings reflects the sale of generation from two-thirds of West Penn's generation assets into deregulated markets as discussed under Sales and Revenues and improved results over 1998 performance in such markets. The 1998 increase in the losses from nonutility operations, before extraordinary charges, resulted from AYP Energy sales commitments for energy in excess of owned generating capacity which required settlement by open market purchases during periods of high wholesale prices. Also contributing to the nonutility losses in 1998 and 1997 were losses of $1.7 million and $1.4 million, respectively, by Allegheny Energy Solutions for its participation in the Pennsylvania pilot program (see Note B to the consolidated financial statements for more information about the pilot program).

Extraordinary charges in 1999 and 1998 resulted from the Maryland and Pennsylvania electric utility restructuring orders as discussed in Notes B and C to the consolidated financial statements and the redemption of debt by West Penn in 1999 related to the securitization of stranded costs as discussed in Note F to the consolidated financial statements.

Earnings per share in 1999 increased $.11 per share due to the Company's common stock repurchase program.

Sales and Revenues Total operating revenues for 1999, 1998, and 1997 were as follows:




OPERATING REVENUES
(Millions of dollars)                                     1999         1998      1997
---------------------------------------------------------------------------------------
Operating revenues:
  Utility revenues:
    Regulated                                          $2,168.4     $2,201.2   $2,203.0
    Choice                                                 34.3         14.0        2.5
    Bulk power                                             22.5         69.8       39.6
    Transmission and other energy services                 48.5         45.2       41.1
---------------------------------------------------------------------------------------
      Total utility revenues                            2,273.7      2,330.2    2,286.2
---------------------------------------------------------------------------------------

  Nonutility revenues:
    Retail and other                                      156.0         31.7        4.9
    Bulk power                                            731.4        215.3       80.9
---------------------------------------------------------------------------------------

      Total nonutility revenues                           887.4*       247.0       85.8
---------------------------------------------------------------------------------------

    Elimination between utility and nonutility           (352.7)         (.8)      (2.5)
---------------------------------------------------------------------------------------
      Total operating revenues                         $2,808.4     $2,576.4   $2,369.5
---------------------------------------------------------------------------------------


*Nonutility operating revenues include $57.1 million in 1999 of allocated Competitive Transition Charge revenues to compensate for certain transition costs transferred to nonutility operations.



The decrease in regulated revenues (regulated revenues include revenues from West Penn customers eligible to choose an alternate energy supplier but electing not to do so) in 1999 was due primarily to Pennsylvania deregulation, which gave two-thirds of West Penn's regulated customers the ability to choose another energy supplier and to a reduction in Potomac Edison's Maryland rates as part of a settlement agreement. In 1999, 2,522,611 MWh of electric energy was supplied to West Penn customers by alternative energy suppliers, which represented only 11% of West Penn's total MWh sales. The decrease to regulated revenues was offset in part by colder winter weather in 1999, which led to increased residential kilowatt-hour (kWh) sales and revenues. Utility regulated revenues in 1998 included a $25.1 million rate refund, pursuant to the terms of the Pennsylvania restructuring settlement agreement. Excluding this rate decrease, utility regulated revenues increased $23.3 million in 1998, primarily due to increased kWh sales to commercial and industrial customers. The increase in 1998 was also due to an increase in the number of customers.

Utility choice revenues for 1999 represent transmission and distribution revenues from West Penn franchised customers (customers in West Penn's territory) who chose another supplier to provide their energy needs. In 1999, less than 2% of West Penn's customers chose alternate energy suppliers. The Company's nonutility supply business had the primary objective of selling the output from the two-thirds of West Penn's generation that had been freed up by the Electricity Generation Customer Choice and Competition Act (Customer Choice
Act) in Pennsylvania.

In 1998 and 1997, the choice revenues represent the 5% of previously fully bundled customers (full service customers) who participated in the Pennsylvania pilot program that began November 1, 1997, and continued through December 31, 1998, and were required to buy energy from an alternate supplier. To assure participation in the pilot program, pilot participants received an energy credit from their local utility and a price for energy pursuant to an agreement with an alternate supplier. The credit established by the Pennsylvania PUC was artificially high to encourage customer shopping, and, as a result, West Penn incurred a revenue loss of $8.6 million for the pilot. The Pennsylvania PUC has approved West Penn's pilot compliance filing and thus has indicated its intent to treat the revenue loss as a regulatory asset.

On August 7, 1998, the Virginia State Corporation Commission (Virginia SCC) approved an agreement reached between Potomac Edison and the Staff of the Virginia SCC which reduced base rates for Virginia customers beginning September 1, 1998, by about $2.5 million annually. The review of rates was required by an annual information filing in Virginia.

On February 25, 1999, the Virginia SCC approved Potomac Edison's rate reduction request, which decreased the fuel portion of Virginia customers' bills by approximately 7.6% (a decrease in annual fuel revenue of about $2.2 million). The decrease is primarily due to refunding a prior overrecovery of fuel costs, coupled with a small decrease in projected energy costs. The new rates were effective with bills rendered on or after March 9, 1999.

On May 21, 1999, the Virginia SCC approved an agreement reached between Potomac Edison and the staff of the Virginia SCC which reduced base rates for Virginia customers effective June 1, 1999, by about $3 million annually. The review of rates is required by an annual information filing in Virginia.

On February 26, 1999, the W.Va. PSC entered an order to initiate a fuel review proceeding to establish a fuel increment in rates for Potomac Edison and Monongahela Power to be effective July 1, 1999, through June 30, 2000. The parties have exchanged proposals which continue to be discussed. If an agreement is not reached, the proposed fuel rates which would increase Monongahela Power's fuel rates by $10.9 million and decrease Potomac Edison's fuel rates by $8.0 million will become effective March 15, 2000.

On November 8, 1999, Potomac Edison filed with the Maryland PSC a request to decrease the fuel portion of Maryland customers' bills by about $6.4 million annually. The requested decrease is primarily due to greater efficiencies, lower fuel costs, and increased nonaffiliated generation and transmission sales. The new fuel rates were effective with bills rendered on or after December 7, 1999, subject to refund, based on the outcome of proceedings before the Maryland PSC.

On October 27, 1998, the Maryland PSC approved a settlement agreement for Potomac Edison. Under the terms of that agreement, Potomac Edison increased its rates $13 million in 1999, will increase its rates an additional $13 million in 2000, and an additional increase of $13 million will go into effect in 2001 (a $79 million total revenue increase during 1999 through 2001). The increases are designed to recover additional costs of about $131 million over the 1999 through 2001 period for capacity purchases from the AES Warrior Run cogeneration project, net of alleged over-earnings of $52 million for the same period. The net effect of these changes over the 1999 through 2001 time frame results in a pre-tax income reduction of $12 million in 1999, $21 million in 2000, and $19 million in 2001. Also, Potomac Edison will share, on a 50% customer, 50% shareholder basis, earnings above a return on equity of 11.4% in Maryland for 1999 and 2000. This sharing will occur through an annual true-up. Potomac Edison's 1999 revenues reflect an estimated obligation for shared earnings above an 11.4% return on equity.

Utility-related revenues reflect not only changes in kWh sales and base rate changes, but also any changes in revenues from fuel and energy cost adjustment clauses (fuel clauses) which are still applicable in all Company jurisdictions served, except for Pennsylvania. Effective July 1, 2000, Potomac Edison's Maryland jurisdiction will also cease to have a fuel clause under the terms of the September 23, 1999, settlement agreement. Changes in fuel revenues in jurisdictions for which a fuel clause continues to exist have no effect on consolidated net income because increases and decreases in fuel and purchased power costs and sales of transmission services and bulk power are passed on to customers by adjustment of customers' bills through fuel clauses.

Effective May 1, 1997, as a result of the Customer Choice Act, West Penn obtained Pennsylvania PUC authorization to set its fuel clause to zero and to roll its then-applicable fuel clause rates into base rates. Thereafter, West Penn assumed the risks and benefits of changes in fuel and purchased power costs and sales of transmission services and bulk power. Effective July 1, 2000, Potomac Edison will assume similar risks and benefits for its Maryland jurisdiction.

The 1999 decrease in revenues from utility bulk power was due to the movement of generation available for sale from regulated utility to nonutility. The 1998 increase in revenues from utility bulk power and transmission and other energy services sales was due to increased sales that occurred primarily in the second quarter as a result of warm weather which increased the demand and price for energy. In 1998, revenues from utility transmission and other energy services were affected by a revenue refund resulting from a reduction in the Company's standard transmission rate and rates for ancillary services which were approved by the Federal Energy Regulatory Commission (FERC). A provision for these rate reductions was recorded in 1998, with the revenues refunded to customers in the first quarter of 1999.

Revenues from utility operations transmission and other energy services in 1998 increased, despite decreased transmission services activity. The increase in revenues was due in part to transmission services reservation charges paid to the Company by others for the right to transmit energy.

In June and July 1999 and June and July 1998, certain events combined to produce significant volatility in the spot prices for electricity at the wholesale level. These events included extremely hot weather, generation unit outages, and transmission constraints. Wholesale prices for electricity rose from a normal range of $25 to $40 per MWh to as high as $3,500 to $7,000 per MWh. The potential exists for such volatility to significantly affect the Company's operating results. The effect may be either positive or negative, depending on whether the Company's subsidiaries are net buyers or sellers of electricity during such periods, the open commitments which exist at such times, and whether the effects of such transactions by the Company's utility subsidiaries are included in fuel or energy cost recovery clauses in their respective jurisdictions. The effect of such price volatility in June and July of 1998 differed between the Company's utility and nonutility subsidiaries, but was insignificant in total. The effect in 1999 was to measurably increase earnings in total for the Company even though individual subsidiary experiences were again diverse.

Nonutility revenues have increased primarily because of bulk power sales to nonaffiliated companies and new sales in Pennsylvania's competitive marketplace. The Company's supply business officially began supplying unregulated electricity to retail customers in Pennsylvania and wholesale customers throughout eastern North America on January 1, 1999. Allegheny Energy Supply also engages in other transactions in the unregulated marketplace to sell electricity to both wholesale and retail customers.

The elimination (see page 32) between utility and nonutility revenues is necessary to remove the effect of affiliated revenues, primarily sales of power.

See Note B to the consolidated financial statements for information regarding the Competitive Transition Charge.

OPERATING EXPENSES

Fuel expenses for 1999, 1998, and 1997 were as follows:

Fuel expenses

(Millions of dollars)            1999       1998       1997
-------------------------------------------------------------
Utility operations             $ 355.5     $545.4     $535.7
Nonutility operations            180.2       21.1       24.2
-------------------------------------------------------------

  Total fuel expenses          $ 535.7     $566.5     $559.9
-------------------------------------------------------------




Total fuel expenses decreased 5% in 1999 due to a 7% decrease in average fuel prices offset by a 2% increase related to kWhs generated. The decrease in fuel expenses for utility operations and the increase in fuel expenses for nonutility operations in 1999 were due to the fuel expenses associated with the two-thirds of West Penn's freed up generation being marketed as part of nonutility operations.

Purchased power and exchanges, net, represents power purchases from and exchanges with other companies and purchases from qualified facilities under PURPA and consists of the following items:


PURCHASED POWER AND EXCHANGES, NET

(Millions of dollars)                                     1999       1998      1997
------------------------------------------------------------------------------------
Utility operations:
  Purchased power:
    From PURPA generation*                              $ 104.1     $129.0    $134.8
    Other                                                 395.8       50.0      41.2
------------------------------------------------------------------------------------

      Total purchased power for utility operations        499.9      179.0     176.0
  Power exchanges, net                                     (2.6)       (.7)       .3
Nonutility operations purchased power                     390.1      210.5      43.5
Elimination                                              (356.0)
------------------------------------------------------------------------------------
  Purchased power and exchanges, net                    $ 531.4     $388.8    $219.8
------------------------------------------------------------------------------------
*PURPA cost (cents per kWh)                                .048       .054      .056



Utility purchased power from PURPA generation decreased $24.9 million in 1999. This decrease reflects a $11.1 million reduction related to West Penn's purchase commitment at costs in excess of the market value of the AES Beaver Valley PURPA contract. This reduction reflects the amortization of the adverse purchased power commitment reserve recorded in 1998, which is net of the Competitive Transition Charge revenue recovery in conjunction with deregulation proceedings in Pennsylvania. The decrease in purchased power also includes a $12.5 million reduction in the purchase price for that contract due to a scheduled capacity rate decrease defined annually in the contract. The decrease in utility purchased power from PURPA generation in 1998 was due primarily to reduced generation at hydroelectric plants due to river flow. PURPA purchased power costs may be reduced by $197 million during the period 1999 through 2016 related to the AES Beaver Valley contract as a result of the 1998 extraordinary charge. See Notes B and C to the consolidated financial statements for further information.

The increase in other utility operations purchased power in 1999 was due primarily to West Penn's purchase of power from its nonutility affiliate, Allegheny Energy Supply, in order to provide energy to the two-thirds of its customers eligible to choose an alternate supplier, but who elected not to do so. The increase in other utility operations purchased power in 1998 resulted primarily from increased purchases for sales.

An increase in market prices caused by volatility in the spot prices for electricity at the wholesale level in the second and third quarters of 1998 also contributed to the increase.

The increase in nonutility purchases in 1999 was due to increased purchases for sale to its utility affiliate and to take advantage of transaction opportunities in the market. The increase in nonutility purchases in 1998 was due primarily to an increase in volume attributable to AYP Energy's increased participation in the market.

The elimination as shown on page 34 between utility and nonutility purchased power is necessary to remove the effect of affiliated purchased power expenses.

The AES Warrior Run PURPA cogeneration contract in Potomac Edison's Maryland service territory will increase the cost of power purchases by about $60 million annually. Commencement of operation was scheduled for October 1999. Pre-commencement testing is not completed. Although AES Warrior Run has until October 1, 2000, to complete pre-commencement testing, it is anticipated that it will be in commercial operation in the first quarter of 2000. The Maryland PSC has approved Potomac Edison's full recovery of the AES Warrior Run purchased power costs as part of the September 23, 1999, settlement agreement. See Sales and Revenues starting on page 32 for more information on the settlement agreement.

Other operation expenses for 1999, 1998, and 1997 were as follows:

OTHER OPERATION EXPENSES

(Millions of dollars)                 1999       1998       1997
-----------------------------------------------------------------
Utility operations                   $346.7     $319.2     $292.3
Nonutility operations                  72.4       18.2       16.7
Elimination                           (29.7)
-----------------------------------------------------------------

Total other operation expenses       $389.4     $337.4     $309.0
-----------------------------------------------------------------




The increase in total other operation expenses in 1999 of $52.0 million was due primarily to recording $19.7 million in merger-related costs previously deferred and $16.2 million related to a pumped-storage generation project no longer considered useful, increases in salaries and wages of $8.0 million, $5.0 million for costs associated with settling litigation concerning a PURPA project, and increased allowances for uncollectible accounts of $2.1 million. The increase in utility other operation expenses in 1998 was due primarily to increased expenses related to competition and the Pennsylvania restructuring order ($24.3 million). See Note B to the consolidated financial statements for additional information related to Pennsylvania restructuring. Nonutility other operation expenses reflect increased business activity.

The elimination between utility and nonutility operation expenses is primarily to remove the effect of affiliated transmission purchases.

Maintenance expenses for 1999, 1998, and 1997 were as follows:

MAINTENANCE EXPENSES

(Millions of dollars)           1999       1998       1997
-----------------------------------------------------------
Utility operations             $182.6     $212.3     $227.1
Nonutility operations            40.9        5.3        3.5
-----------------------------------------------------------
Total maintenance expenses     $223.5     $217.6     $230.6
-----------------------------------------------------------



Total maintenance expenses increased $5.9 million in 1999 due primarily to increased maintenance and renovations of general plant structures of $5.1 million. The decrease in utility maintenance and the increase in nonutility maintenance was due to the maintenance associated with the two-thirds of West Penn generation which is now deregulated and being classified as nonutility maintenance. The decrease in utility maintenance in 1998 was due primarily to a management program to postpone such expenses for the year in response to limited sales growth in the first quarter due to the warm winter weather. The Company postponed these expenses primarily by extending the time between maintenance outages and experienced no measurable effect on system performance. The increase in nonutility maintenance expense in 1998 was primarily related to a 1998 planned outage for maintenance of Unit No. 1 of the Fort Martin Power Station.

Maintenance expenses represent costs incurred to maintain the power stations, the transmission and distribution (T&D) system and general plant, and to reflect routine maintenance of equipment and rights-of-way, as well as planned major repairs and unplanned expenditures, primarily from forced outages at the power stations and periodic storm damage on the T&D system. Variations in maintenance expenses result primarily from unplanned events and planned major projects, which vary in timing and magnitude depending upon the length of time equipment has been in service without a major overhaul and the amount of work found necessary when the equipment is dismantled.

Depreciation and amortization expenses for 1999, 1998, and 1997 were as follows:

DEPRECIATION AND AMORTIZATION EXPENSES

(Millions of dollars)                             1999       1998       1997
-----------------------------------------------------------------------------
Utility operations                               $198.0     $264.6     $259.1
Nonutility operations                              59.5        5.8        6.6
-----------------------------------------------------------------------------
Total depreciation and amortization expenses     $257.5     $270.4     $265.7
-----------------------------------------------------------------------------



Total depreciation and amortization expenses in 1999 decreased $12.9 million due primarily to a $24.6 million reduction related to a 1998 write-down of West Penn's share of costs in excess of the fair value of the Allegheny Generating Company (AGC) pumped-storage project. Depreciation expense will be reduced $234 million during the period 1999 through 2016 from the historical depreciation amounts as a result of the AGC plant impairment charge recorded as an extraordinary charge in 1998 by West Penn. Absent this decrease, depreciation expense would have risen due to increased investment.

Higher utility depreciation in 1998 resulted from increased investment. In 1999, utility and nonutility depreciation expense reflects the movement of depreciation expense associated with the two-thirds of West Penn's generation transferred from utility operations to nonutility operations.

Taxes other than income taxes for 1999, 1998, and 1997 were as follows:

TAXES OTHER THAN INCOME TAXES

(Millions of dollars)                    1999       1998       1997
--------------------------------------------------------------------
Utility operations                      $157.9     $187.7     $181.4
Nonutility operations                     32.4        6.9        5.6
--------------------------------------------------------------------
Total taxes other than income taxes     $190.3     $194.6     $187.0
--------------------------------------------------------------------



Total taxes other than income taxes decreased $4.3 million in 1999 primarily due to an adjustment which increased 1998's West Virginia Business and Occupation Taxes by $1.4 million related to a previous period, lower capital stock taxes relating to the 1998 asset write-down as a result of Pennsylvania restructuring, and decreased gross receipts taxes, partially offset by higher FICA taxes. The increase in total taxes other than income taxes in 1998 was due primarily to increased West Virginia Business and Occupation Taxes resulting from an adjustment for a prior period and increased property taxes. Utility and nonutility taxes other than income taxes reflect the movement of taxes other than income taxes associated with the two-thirds of West Penn's generation transferred from utility operations to nonutility operations.

The 1999 decrease in federal and state income taxes of $4.0 million was primarily due to tax benefits related to plant removal costs, offset in part by increased taxable income.

Note G to the consolidated financial statements provides a further analysis of income tax expenses.

The increase in allowance for borrowed funds used during construction of $1.6 million in 1999 reflects an increase in construction activity financed by short-term debt. The allowance for borrowed funds used during construction component of the formula receives greater weighting when short-term debt increases. The decrease in allowance for other than borrowed funds used during construction of $2.8 million in 1998 reflects lower-cost short-term debt financing. The decrease also reflects adjustments of prior periods.

The decrease in other income, net, of $6.6 million in 1999, was primarily due to a $4.3 million insurance settlement received in 1998. The decrease in other income, net, of $9.8 million in 1998, was primarily due to 1997 increases for an interest refund on a tax-related contract settlement ($8.3 million after taxes) and income on the sale of land ($2.8 million after taxes) offset in part by a $4.3 million insurance settlement received in 1998.

Interest on long-term debt and other interest for 1999, 1998, and 1997 were as follows:

INTEREST EXPENSE

(Millions of dollars)                    1999       1998       1997
--------------------------------------------------------------------
Interest on long-term debt:
  Utility operations                    $126.0     $151.0     $162.8
  Nonutility operations                   29.2       10.1       10.8
--------------------------------------------------------------------
    Total interest on long-term debt     155.2      161.1      173.6
--------------------------------------------------------------------
Other interest:
  Utility operations                      27.9       19.4       14.4
  Nonutility operations                    3.7
--------------------------------------------------------------------
    Total other interest                  31.6       19.4       14.4
--------------------------------------------------------------------

      Total interest expense            $186.8     $180.5     $188.0
--------------------------------------------------------------------



The decrease in total interest on long-term debt in 1999 of $5.9 million and in 1998 of $12.5 million resulted from reduced average long-term debt outstanding and, in 1998, also from lower interest rates.

Other interest expense reflects changes in the levels of short-term debt maintained by the companies throughout the year, as well as the associated interest rates. The increase in other interest expense of $12.2 million in 1999 resulted primarily from the increase in short-term debt outstanding in conjunction with the repurchase of the Company's common stock that began in the first quarter of 1999.

Dividends on the preferred stock of the subsidiaries decreased due to the redemption by Potomac Edison and West Penn of their cumulative preferred stock on September 30, 1999, and July 15, 1999, respectively.

The redemption premiums on preferred stock of the subsidiaries represents the premiums paid by Potomac Edison and West Penn to retire their cumulative preferred stock.

The extraordinary charge in 1999 of $43.9 million ($27.0 million after taxes) was required to reflect a write-off of $26.9 million ($17.0 million after taxes) of certain disallowances in the Maryland PSC's December 1999 order and $17.0 million ($10.0 million after taxes) for the difference between the reacquisition price and the net carrying amount of first mortgage bonds repurchased with proceeds from the sale of transition bonds as a result of the deregulation process in Pennsylvania. The extraordinary charge in 1998 of $466.9 million ($275.4 million after taxes) was required to reflect a write-off of certain disallowances in the Pennsylvania PUC's May and November 1998 orders. See Notes B, C, and F to the consolidated financial statements for additional information.

FINANCIAL CONDITION, REQUIREMENTS, AND RESOURCES

Liquidity and Capital Requirements To meet cash needs for operating expenses, the payment of interest and dividends, retirement of debt and certain preferred stocks, and for their construction programs, the companies have used internally generated funds and external financings, such as the sale of common and preferred stock, debt instruments, installment loans, and lease arrangements. The timing and amount of external financings depend primarily upon economic and financial market conditions, the companies' cash needs, and capitalization ratio objectives. The availability and cost of external financings depend upon the financial health of the companies seeking those funds and market conditions.

Capital expenditures, primarily construction, of all of the subsidiaries in 1999 were $413 million and, for 2000 and 2001, are estimated at $419 million and $431 million, respectively. In addition, in 1999 Monongahela Power acquired the assets of West Virginia Power for approximately $95 million, and, in 2000, Monongahela Power also plans to purchase Mountaineer Gas Company for approximately $323 million (which includes the assumption of approximately $100 million in existing debt). The 2000 and 2001 estimated expenditures include $115 million and $136 million, respectively, for construction of environmental control technology. Future nonutility construction expenditures will reflect additions of generating capacity to sell into deregulated markets. It is the Company's goal to constrain future utility construction spending to the approximate level of depreciation currently in rates. As described under Environmental Issues starting on page 40, the subsidiaries could potentially face significant mandated increases in construction expenditures and operating costs related to environmental issues. Whether the regulated utility subsidiaries can continue to meet the majority of their construction needs with internally generated cash is largely dependent upon the outcome of these issues. The subsidiaries also have additional capital requirements for debt maturities (see Note M to the consolidated financial statements).

Internal Cash Flow Internal generation of cash, consisting of cash flows from operations reduced by dividends, was $415 million in 1999, compared with $381 million in 1998. Current rate levels and reduced levels of construction expen-ditures permitted the utility subsidiaries to finance all of their construction expenditures in 1999 and 1998 with internal cash flow.

Dividends paid on common stock in each of the years 1999 and 1998 were $1.72 per share. The dividend payout ratio in 1999 of 64.6%, excluding the extraordinary and other charges, decreased from the 73.5% ratio in 1998, excluding the extraordinary charge and the Pennsylvania settlement costs.

Financing The Company did not issue any common stock in 1999 or 1998. The Company began a stock repurchase program in 1999 to repurchase common stock worth up to $500 million from time to time at price levels the Company deems attractive. The Company repurchased 12 million shares of its common stock in 1999 at an aggregate cost of $398.4 million (an average cost of $33.20 per share). The shares for its Dividend Reinvestment and Stock Purchase Plan, Employee Stock Ownership and Savings Plan, Restricted Stock Plan for Outside Directors, and Performance Share Plan were purchased on the open market.

Short-term debt is used to meet temporary cash needs and increased $382.3 million to $641.1 million in 1999. At December 31, 1999, unused lines of credit with banks were $435 million.

The Company and its subsidiaries anticipate meeting their 2000 cash needs through internal cash generation, cash on hand, short-term borrowings as necessary, external financings, and by issuing debt to refinance maturing first mortgage bonds. In 1999, West Penn issued $600 million of transition bonds with varying average lives ranging from one to eight years with a weighted average cost of 6.887% to "securitize" transition costs related to its restructuring settlement described in Note B to the consolidated financial statements. During 1999, West Penn reacquired all of its outstanding $525 million of first mortgage bonds.

West Penn called or redeemed all outstanding shares of its cumulative preferred stock with a combined par value of $79.7 million plus redemption premiums of $3.3 million on July 15, 1999, with proceeds from new $84-million five-year unsecured medium-term notes issued in the second quarter at a 6.375% coupon rate. Potomac Edison called all outstanding shares of its cumulative preferred stock with a combined par value of $16.4 million plus redemption premiums of $.5 million on September 30, 1999, with funds on hand. The redemption of the preferred stock allowed West Penn to revise its Articles of Incorporation, providing greater financial flexibility in restructuring debt. Potomac Edison also plans to revise its Articles of Incorporation.

In April 1999, Monongahela Power, Potomac Edison, and West Penn issued $7.7 million, $9.3 million, and $13.83 million, respectively, of 5.50% 30-year pollution control revenue notes to Pleasants County, West Virginia. In December 1999, Monongahela Power issued $110 million of 7.36% unsecured medium-term notes, due in January 2010, in part to finance the purchase of West Virginia Power.

In October 1999, AYP Energy prepaid $30 million of its bank loan, reducing the obligation from $160 million to $130 million. In December 1999, the $130 million debt obligation was assigned to Allegheny Energy Supply.

The Company's and West Penn's aggregate limit of short-term debt financing was increased in accordance with SEC authorization on May 19, 1999, and October 8, 1999, respectively. The Company's limit increased from $400 million to $750 million through December 31, 2007, to enhance its ability to participate in evolving energy markets resulting from deregulation and, upon application and approval, to support acquisition and diversification plans. West Penn's limit increased from $182 million to $500 million through December 31, 2001, related to meeting the requirements of restructuring in Pennsylvania.

The long-term debt due within one year at December 31, 1999, of $189.7 million represents $65 million of Monongahela Power 5-5/8% first mortgage bonds due April 1, 2000, $75 million of Potomac Edison 5-7/8% first mortgage bonds due March 1, 2000, and $49.7 million of West Penn Funding, LLC, transition bonds due on various dates. The transition bonds are supported by an Intangible Transition Charge (ITC) that replaces a portion of the Competitive Transition Charge customers pay. The proceeds from the ITC will be used to pay the principal and interest on these transition bonds, as well as other associated expenses.

SIGNIFICANT CONTINUING ISSUES

Electric Energy Competition The electricity supply segment of the electric utility industry in the United States is becoming increasingly competitive. The national Energy Policy Act of 1992 deregulated the wholesale exchange of power within the electric industry by permitting the FERC to compel electric utilities to allow third parties to sell electricity to wholesale customers over their transmission systems. Since 1992, the wholesale electricity market has become more competitive as companies are engaging in nationwide power trading. In addition, an increasing number of states have taken active steps toward allowing retail customers the right to choose their electricity supplier. The Company has been an advocate of federal legislation to create competition in the retail electricity markets to avoid regional dislocations and ensure level playing fields. Legislation before the U.S. Congress to restructure the nation's electric utility industry cleared an important hurdle on October 28, 1999, when a House Commerce Committee subcommittee gave its approval to a bill. The bill will now move on to the full Commerce Committee, where it will be considered in 2000.

In the absence of federal legislation, state-by-state implementation of deregulation of electric generation is under way. The five states in which the Company's utility operating companies serve customers are at various stages of implementation or investigation of programs that allow customers to choose their electric supplier. Pennsylvania is furthest along with a retail program in place, while Maryland, Ohio, and Virginia passed legislation in 1999 to implement retail choice. West Virginia continues to actively study this issue. On December 23, 1999, the Maryland PSC approved a settlement agreement for Potomac Edison to implement generation competition in Maryland.

Activities at the Federal Level The Company continues to seek enactment of federal legislation to bring choice to all retail electric customers, deregulate the generation and sale of electricity on a national level, and create a more liquid, free market for electric power. Fully meeting challenges in the emerging competitive environment will be difficult for the Company unless certain outmoded and anti-competitive laws, specifically the Public Utility Holding Company Act of 1935 (PUHCA) and Section 210 (Mandatory Purchase Provisions) of PURPA, are repealed or significantly revised. The Company continues to advocate the repeal of PUHCA and Section 210 of PURPA on the grounds that they are obsolete and anti-competitive and that PURPA results in utility customers paying above-market prices for power. H.R. 2944, which was sponsored by U.S. Representative Joe Barton, was favorably reported out of the House Commerce Subcommittee on Energy and Power. While the bill does not mandate a date certain for customer choice, several key provisions favored by the Company are included in the legislation, including an amendment that allows existing state restructuring plans and agreements to remain in effect. Other provisions address important Company priorities by repealing PUHCA and the mandatory purchase provisions of PURPA. Consensus remains elusive, with significant hurdles remaining in both houses of Congress. It is too early to tell whether momentum on the issue will result in legislation in 2000.

Maryland Activities On April 8, 1999, Maryland Governor Glendening signed the legislation that will bring competition to Maryland's electric generation market, beginning July 1, 2000. The Maryland PSC is in the process of implementing the new law. Final Electric Restructuring Roundtable reports were filed with the Maryland PSC on May 3, 1999, and legislative-style hearings were held last summer on the reports. The Company filed testimony in Maryland's investigation into transition costs, price protection, and unbundled rates, and a consensus settlement agreement was achieved with no protest by any of the parties participating in the negotiations. The agreement was filed on September 23, 1999, and a hearing before the Commission was held on October 14, 1999. On December 23, 1999, the Maryland PSC issued an order approving the settlement. Potomac Edison filed an application on December 15, 1999, to transfer its Maryland generating assets at book value to an affiliate under Section 7-508 of the Electric Customer Choice and Competition Act of 1999. A Maryland PSC decision approving the transfer of the generating assets is due by July 1, 2000.

See Note B to the consolidated financial statements for additional information related to Maryland restructuring.

Ohio Activities On June 22, 1999, the Ohio General Assembly passed legislation to restructure its electric utility industry. Governor Taft added his signature soon thereafter, and all of the state's customers will be able to choose their electricity supplier starting January 1, 2001, beginning a five-year transition to market rates. Total electric rates will be frozen over that period, and residential customers are guaranteed a 5% cut in the generation portion of their rate. The determination of stranded cost recovery will be handled by the Public Utilities Commission of Ohio (Ohio PUC). On January 3, 2000, Monongahela Power filed a transition plan with the Ohio PUC, including its claim for recovery of stranded costs of $21.3 million. The Ohio PUC is expected to hold hearings on Monongahela Power's transition plan filing and issue a decision by October 2000.

The Ohio legislation stipulates that an entity independent of the utilities shall own or control transmission facilities after the start of competitive retail electric service on January 1, 2001, but not later than December 31, 2003. Customer protections were kept intact with a low-income assistance plan and a one-time forgiveness of past debts for low-income and handicapped customers. In regard to renewable energy, the bill requires that electric generators purchase excess electricity from small businesses and homes using renewable energy sources.

Pennsylvania Activities In December 1996, Pennsylvania enacted the Customer Choice Act to restructure its electric industry to create retail access to a competitive electric energy supply market. Approximately 45% of the Company's retail revenues were from its Pennsylvania subsidiary, West Penn. On May 29, 1998 (as amended on November 19, 1998), the Pennsylvania PUC granted final approval to West Penn's restructuring plan. As of January 2, 2000, all electricity customers in Pennsylvania had the right to choose their electric suppliers. Two-thirds of all retail customers had a choice throughout 1999, the first year of retail choice following a pilot program. The number of customers who have switched suppliers and the amount of electrical load transferred in Pennsylvania far exceed that of any other state so far. However, for the Company, only about 12,700 of its 656,000 Pennsylvania customers eligible to shop in 1999 have chosen an alternate energy supplier. The Company has retained about 98% of its Pennsylvania customers through December 31, 1999. More than 100 electric generation suppliers have been licensed to sell to retail customers in Pennsylvania. See Notes B and C to the consolidated financial statements for additional information related to Pennsylvania restructuring.

Virginia Activities On March 25, 1999, Governor Gilmore signed the Virginia Electric Utility Restructuring Act (Restructuring Act) passed by the Virginia General Assembly. All utilities must submit a restructuring plan by January 1, 2001, to be effective on January 1, 2002. Customer choice will be phased in beginning on January 1, 2002, with full customer choice by January 1, 2004. The Legislative Transition Task Force on Electric Utility Restructuring, which was established by the Restructuring Act to oversee the implementation of customer choice, held hearings in the summer and fall of 1999 on a number of issues concerning the implementation of retail competition in Virginia. Parties have also been working with the Virginia SCC Staff to develop the rules governing the proposed retail pilot programs of other utilities in the state.

West Virginia Activities In March 1998, legislation was passed by the West Virginia Legislature that directed the W.Va. PSC to meet with all interested parties to develop a restructuring plan which would meet the dictates and goals of the legislation. Interested parties formed a Task Force that met during 1998, but the Task Force was unable to reach a consensus on a model for restructuring. The W.Va. PSC held hearings in August 1999 that addressed certification, licensing, bonding, reliability, universal service, consumer protection, code of conduct, subsidies, and stranded costs. The W.Va. PSC on December 20, 1999, released for comment and hearings a modified version of a proposal submitted by members of the Task Force, including Monongahela Power and Potomac Edison, following the August 1999 hearings that could open full retail competition as early as January 1, 2001. The production of power would be deregulated and electricity rates would be frozen for four years with rates gradually transitioning to market rates over the six years thereafter. After hearings in January 2000, the W.Va. PSC submitted a restructuring plan endorsed by members of the Task Force, including Monongahela Power and Potomac Edison, to the Legislature for approval.

Accounting for the Effects of Price Deregulation In July 1997, the Emerging Issues Task Force (EITF) of the FASB released Issue No. 97-4, "Deregulation of the Pricing of Electricity-Issues Related to the Application of FASB Statement Nos. 71 and 101," which concluded that utilities should discontinue application of SFAS No. 71 for the generation portion of their business when a deregulation plan is in place and its terms are known. In accordance with guidance of EITF Issue No. 97-4, the Company has discontinued the application of SFAS No. 71 to its electric generation business in Pennsylvania and Maryland. The legislation passed in Ohio and Virginia established definitive processes for transition to deregulation and market-based pricing for electric generation. However, the deregulation plans and their terms in Ohio and Virginia will not be known until relevant regulatory proceedings are complete and final orders are received. The Company is unable to predict the effect of discontinuing SFAS No. 71 in Ohio and Virginia, but it may be required to write off unrecoverable regulatory assets, impaired assets, and uneconomic commitments. Also, the Company is unable to predict the outcome of the deregulation process in West Virginia until further actions are taken by the Legislature and the W.Va. PSC.

Environmental Issues In the normal course of business, the subsidiaries are subject to various contingencies and uncertainties relating to their operations and construction programs, including legal actions and regulations and uncertainties related to environmental matters.

The significant costs of complying with Title IV (acid rain) provisions of Phase I of the Clean Air Act Amendments of 1990 (CAAA) have been incurred and are included in the cost of the related generation facilities. The Company estimates that its banked emission allowances will allow it to comply with Phase II sulfur dioxide (SO2) limits through 2005. Studies to evaluate cost-effective options to comply with Phase II emission limits beyond 2005, including those available in connection with the emission allowance trading market, are continuing.

Title I of the CAAA established an Ozone Transport Commission to ascertain additional nitrogen oxides (NOx) reductions to allow the Ozone Transport Region
(OTR) to meet the ozone National Ambient Air Quality Standards (NAAQS). Under terms of a Memorandum of Understanding (MOU) among the OTR states, the subsidiaries' generating stations located in Maryland and Pennsylvania were required to reduce NOx emissions by approximately 55% from the 1990 baseline emissions, with a compliance date of May 1999. Further reductions of 75% from the 1990 baseline may be required by May 2003 under Phase III of the MOU. However, this reduction will most likely be superceded by the proposed NOx State Implementation Plan (SIP) call rule discussed below. If reductions of 75% are required, installation of post-combustion control technologies would be very expensive. Pennsylvania and Maryland promulgated regulations to implement Phase II of the MOU in November 1997 and May 1998, respectively. However, as a result of litigation, the Maryland regulation was revised to postpone compliance to May 2000.

The Ozone Transport Assessment Group issued its final report in June 1997 and recommended that the Environmental Protection Agency (EPA) consider a range of NOx controls between existing CAAA Title IV controls and the less stringent of an 85% reduction from the 1990 emission rate or 0.15 lb/mmBtu. The EPA initiated the regulatory process to adopt the recommendations and issued its final NOx SIP call rule on September 24, 1998. The EPA's SIP call rule finds that 22 eastern states (including Maryland, Pennsylvania, and West Virginia) and the District of Columbia are all contributing significantly to ozone nonattainment in downwind states. The final rule declares that this downwind nonattainment will be eliminated (or sufficiently mitigated) if the upwind states reduce their NOx emissions by an amount that is precisely set by the EPA on a state-by-state basis. The final SIP call rule requires that all state-adopted NOx reduction measures must be incorporated into SIPs by September 24, 1999, and must be implemented by May 1, 2003. The Company's compliance with these requirements would require the installation of post-combustion control technologies on most, if not all, of the subsidiaries' power stations. The Company continues to work with other coal-burning utilities and other affected constituencies in coal-producing states to challenge this EPA action. While the SIP call is being litigated, the Company is making preliminary plans to comply by applying NOx reduction facilities to existing units at various power stations.

In August 1997, eight northeastern states filed Section 126 petitions with the EPA requesting the immediate imposition of up to an 85% NOx reduction from utilities located in the Midwest and Southeast (West Virginia included). The petitions claim NOx emissions from these upwind sources are preventing their attainment with the ozone standard. In December 1997, the petitioning states and the EPA signed a Memorandum of Agreement to address these petitions in conjunction with the related SIP call. In May 1999, the EPA issued a technical approval of the petition and, in December 1999, granted final approval of four of the petitions. The Section 126 petition rulemaking is also under litigation.

The EPA is required by law to regularly review the NAAQS for criteria pollutants. Recent court orders in litigation by the American Lung Association have expedited these reviews. The EPA in 1996 decided not to revise the SO2 and NOx standards. Revisions to particulate matter and ozone standards were proposed by the EPA in 1996 and finalized in July 1997. However, the revised standards were legally challenged, and, in May 1999, the District of Columbia Circuit Court of Appeals remanded the revised standards back to the EPA for further consideration. Also, in May 1999, the EPA promulgated final regional haze regulations to improve visibility in Class I federal areas (national parks and wilderness areas). If eventually upheld in court, subsequent state regulations could require additional reduction of SO2 and/or NOx emissions from the subsidiaries' facilities. The effect on the Company of revision to any of these standards or regulations is unknown at this time, but could be substantial.

The final outcome of the revised ambient standards, Phase III of the MOU, SIP call rule, and Section 126 petitions cannot be determined at this time. All are being challenged by rulemaking, petition, and/or the litigation process. Implementation dates are also uncertain at this time, but could be as early as 2003, which would require substantial capital expenditures in the 2000 through 2003 period. The Company's construction forecast includes the expenditure of $358 million of capital costs during the 2000 through 2003 period to comply with the SIP call. In addition, $12 million was spent in 1999.

Global climate change is alleged to be the result of the atmospheric accumulation of certain gases collectively referred to as greenhouse gases
(GHG), the most significant of which is carbon dioxide (CO2). Human activities, particularly combustion of fossil fuels, are alleged to be responsible for this accumulation of GHG. The Clinton Administration has signed an international treaty called the Kyoto Protocol, which would require the United States to reduce emissions of GHG by 7% from 1990 levels in the 2008 through 2012 time period. The United States Senate must ratify the Kyoto Protocol before it enters into force. The Senate passed a resolution in 1997 that placed two conditions on entering into any international climate change treaty. First, any treaty must include all nations, and, second, any treaty must not cause serious harm to the United States' economy. The Kyoto Protocol does not appear to satisfy either of these conditions, and, therefore, the Clinton Administration has withheld it from consideration by the Senate. Because coal combustion in power plants produces about 33% of the United States' CO2 emissions, implementation of the Kyoto Protocol would raise considerable uncertainty about the future viability of coal as a fuel source for new and existing power plants. The Company has taken numerous voluntary, precautionary steps to address the issue of global climate change.

Many uncertainties remain in the global climate change debate, including the relative contributions of human activities and natural processes, the extremely high potential costs of extensive mitigation efforts, and the significant economic and social disruptions which may result from a large-scale reduction in the use of fossil fuels. The Company will continue to explore cost-effective opportunities to improve efficiency and performance.

The Company actively participates in climate-related research programs and is responsive to the voluntary guidelines suggested in the national Energy Policy Act of 1992, under Section 1605(b), directed toward reducing, controlling, avoiding, and sequestering greenhouse gases. The Company has taken many concrete steps to reduce greenhouse gases and help stimulate a business climate that encourages improved efficiency, performance, electrical loss reductions, and cost-effectiveness.

The EPA had identified Monongahela Power, Potomac Edison, and West Penn as potentially responsible parties, along with approximately 175 others, in a Superfund site subject to cleanup. A final determination has not been made for the Company's share of the remediation costs based on the amount of materials sent to the site. Monongahela Power, Potomac Edison, and West Penn have also been named as defendants along with multiple other defendants in pending asbestos cases involving one or more plaintiffs. The Company believes that provisions for liability and insurance recoveries are such that final resolution of these claims will not have a material effect on its financial position (see Note P to the consolidated financial statements for additional information).

On Earth Day 1997, President Clinton announced the expansion of the federal Emergency Planning and Community Right-to-Know Act (RTK) reporting to include electric utilities, limited to facilities that combust coal and/or oil for the purpose of generating power for distribution in commerce. The purpose of RTK is to provide site-specific information on chemical releases to the air, land, and water. On June 4, 1999, the Company joined with other members of the Edison Electric Institute in reporting power station releases to the public. Packets of information about the Company's releases were provided to the news media in the Company's service area and posted on the Company's web site. The Company filed its first RTK-related report with the EPA in advance of the July 1, 1999, deadline, reporting 18 million pounds of total releases for calendar year 1998.

The Attorney General of the State of New York and the Attorney General of the State of Connecticut in their letters dated September 15, 1999, and November 3, 1999, respectively, notified the Company of their intent to commence civil actions against the Company and/or its subsidiaries alleging violations at the Fort Martin Power Station under the federal Clean Air Act, which requires existing power plants that make major modifications to comply with the same emission standards applicable to new power plants. Similar actions may be commenced by other governmental authorities in the future. Fort Martin is a station located in West Virginia and is now jointly owned by Allegheny Energy Supply, Monongahela Power, and Potomac Edison. Both Attorneys General stated their intent to seek injunctive relief and penalties. In addition, the Attorney General of the State of New York in his letter indicated that he may assert claims under the State common law of public nuisance seeking to recover, among other things, compensation for alleged environmental damage caused in New York by the operation of Fort Martin Power Station. At this time, the Company and its subsidiaries are not able to determine what effect, if any, these actions threatened by the Attorneys General of New York and Connecticut may have on them.

Regional Transmission Organization In adopting its Rule 2000, the FERC defined requirements for transmission facility owners to participate in some form of Regional Transmission Organization. Additionally, the state jurisdictions within which the Company operates have, to different degrees, started to define their transition to a competitive marketplace. As part of this, they have identified transmission as a key link to making the electricity market efficient. The nature of this issue is at least regional in scope. As a result, any solution will need to be one that satisfies a diverse group of stakeholders. The Company has actively participated in this debate and continues to evaluate the available options to provide its customers with the most reliable, cost-effective service while maintaining a clear focus on the financial interests of its shareholders.

Energy Risk Management The Company is exposed through one of its nonutility subsidiaries, Allegheny Energy Supply, to a variety of commodity-driven risks associated with energy trading activities. Market risk arises from the potential for changes in the value of energy related to price and volatility of the market. These risks are reduced by using the Company's generation assets to back positions on physical transactions. Credit risk represents the potential loss that the Company would incur as a result of non-performance by counterparties in honoring their contractual commitments. These risks can influence earnings, cash flows, and the ability to provide value to shareholders.

The Company has a Corporate Energy Risk Control Policy adopted by the Board of Directors and monitored by an Exposure Management Committee of senior management. An independent risk management function is responsible for insuring compliance with the Policy. A value at risk model is used to measure the market exposure resulting from trading activities. Value at risk is a statistical model that attempts to predict risk of loss based on historical market price and volatility data over a given period of time. The credit standing of counterparties is established through the evaluation of the prospective counterparty's financial condition, specified collateral requirements where deemed necessary, and the use of standardized agreements which facilitate the netting of cash flows associated with a single counterparty. Financial conditions of existing counterparties are monitored on an ongoing basis. Market exposure and credit risk have established aggregate and counterparty limits that are monitored within the guidelines of the Company's Energy Risk Control Policy.

Fort Martin Power Station Unit No. 1, a stand-alone unit owned by an unregulated subsidiary, AYP Energy, was transferred to Allegheny Energy Supply. Transfer of this generation asset mitigates the trading risk that exists with a single generating unit.

Derivative Instruments and Hedging Activities In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company will be required to recognize derivatives as defined by SFAS No. 133 on the balance sheet at fair value. The Company is evaluating the effect of adopting SFAS No. 133 on its results of operations and financial position which will be completed during the year 2000. Accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether the instrument meets the requirements for designation as a hedge. The Company expects to adopt SFAS No. 133 no later than January 1, 2001.